Exhibit 99.1
News Release
Investor Contact:
Adam Lawlis
+1 432.221.7467
alawlis@diamondbackenergy.com

DIAMONDBACK ENERGY, INC. ANNOUNCES FIRST QUARTER 2014 FINANCIAL AND OPERATING RESULTS

Midland, TX (May 7, 2014) – Diamondback Energy, Inc. (NASDAQ: FANG) (“Diamondback” or the “Company”) today announced financial and operating results for the first quarter ended March 31, 2014.

During the first quarter of 2014, net income was $23.6 million, or $0.48 per diluted share. Net income for the first quarter includes a non-cash loss on commodity derivatives of $3.3 million ($2.1 million net of tax), or $0.04 per diluted share. Without the impact of this item, net income for the first quarter of 2014 would have been $25.7 million, or $0.53 per diluted share.

HIGHLIGHTS

•
The Gridiron N 1H Wolfcamp B well in Midland County, with a 8,785 foot lateral, achieved a flowing peak 24 hour initial production (“IP”) 2-stream rate of 2,757 boe/d (91% oil). The 30 day flowing average to date is 1,991 boe/d (87% oil).

•
The ST NW 25-1LS, Diamondback’s first operated Lower Spraberry horizontal well in Midland County, with a 4,418 foot lateral, achieved a 24 hour 2-stream IP rate to date of 1,049 boe/d (92% oil) on ESP. The Company is currently in early stages of flowback on its first horizontal lower Spraberry test in Upton County.

•
As previously reported, the ST 4504H Wolfcamp B well in Midland County, with a 5,041 foot lateral, achieved a peak 24 hour IP 2-stream rate of 1,454 boe/d (86% oil) on electric submersible pump (“ESP”) with a peak 30 day 2-stream rate of 866 boe/d (82% oil).

•	The Kent CSL 17-1H Wolfcamp B well in Dawson County, with a 8,543 foot lateral, achieved a peak 24 hour IP 2-stream rate of 541 boe/d (92% oil) on ESP.

•	As previously reported in the Company’s interim operational update, Q1 2014 production increased 30% to 13.6 Mboe/d from Q4 2013.

•	EBITDA (as defined below) for the first quarter of 2014 was $81.3 million.

•	Diamondback’s agent lender under its revolving credit facility has approved a borrowing base increase of 100% to $450 million based on current oil and gas reserves.

“2014 is off to a really good start with our fourth consecutive quarter of double digit volume growth and continued achievement of execution milestones. We are very excited about our Gridiron N 1H Wolfcamp B well in Midland County which is our best well to date. This well has had cumulative production of almost 60 Mboe in 30 days and is still flowing back up casing with over 750 pounds of pressure due to facility constraints. We estimate that this roughly $9 million well could pay out in less than 120 days. This appears to be one of the top performing horizontal wells on a per foot basis in the Midland Basin,” stated Travis Stice, Chief Executive Officer of Diamondback.

Mr. Stice added, “We have continued increasing our horizontal drilling efforts in the Lower Spraberry and are pleased with the performance of our first operated horizontal Lower Spraberry well in Midland County with current rates at more than 1,000 boe/d. Our first Lower Spraberry well in Upton County is in early stages of flowback. Our first horizontal Wolfcamp B well in Dawson County has confirmed economic viability in our northern most acreage, where our entry cost was much lower. We plan to test the Cline shale (also known as the Wolfcamp D) in the third quarter of 2014, as we believe we are on trend with recently reported prolific Cline wells in northeast Andrews and northwest Martin counties. Additionally, we continue to push the execution envelope by successfully drilling our first three well pad (~5,000’ lateral Wolfcamp B wells) in less than 40 days in Upton County. Lease operating expense remains within guidance, even as we incorporated the 147 vertical well Martin County acquisition during the quarter and continue to delineate further North where infrastructure development is still in its infancy.”

FINANCIAL HIGHLIGHTS
First quarter 2014 income before income taxes was $37.2 million. During that same period the Company’s net income after taxes was $23.6 million as compared to $20.1 million in the fourth quarter of 2013.

First quarter 2014 EBITDA was $81.3 million and first quarter 2014 revenues were $98.0 million, compared to fourth quarter 2013 EBITDA of $61.8 million and fourth quarter revenues of $75.9 million. Discretionary cash flow was $79.9 million, $1.64 per diluted share, in the first quarter of 2014.

As of March 31, 2014, Diamondback had $137.0 million drawn on its revolving credit facility and $25.3 million of cash on hand. Diamondback’s agent lender under its revolving credit facility has approved a borrowing base increase of 100% to $450 million based on current oil and gas reserves.

First quarter 2014 general and administrative costs were $3.74/boe, which include non-cash stock based compensation, net of capitalized amounts. Excluding stock based compensation from that metric would have resulted in general and administrative costs of $1.94/boe.

During the first quarter of 2014, capital spent for drilling, completion and infrastructure was approximately $86.4 million. Additionally, the Company spent approximately $312.2 million on leasehold acquisitions.

MINERAL INTERESTS
Earlier today, Diamondback’s wholly-owned subsidiary Viper Energy Partners LP (“Viper”) filed a registration statement on Form S-1 with the Securities and Exchange Commission in connection with its proposed initial public offering of limited partner interests. At or prior to the closing of this offering, Diamondback will contribute to Viper all of the equity interests in Diamondback’s wholly-owned subsidiary Viper Energy Partners, LLC (“Energy Partners”) in exchange for limited partner interests in Viper. Energy Partners’ assets currently consist of mineral interests underlying approximately 14,804 gross (12,687 net) acres in Midland County, Texas in the Permian Basin, approximately 50% of which are operated by Diamondback. Viper intends to distribute the net proceeds from the offering to Diamondback.

A registration statement relating to these securities has been filed with the Securities Exchange Commission but has not yet become effective. These securities may not be sold nor may any offers to buy be accepted prior to the time the registration statement becomes effective and this news release does not solicit an offer to sell and is not a solicitation of offers to buy these securities.

FULL YEAR 2014 GUIDANCE

Below is our full year 2014 guidance, which was previously announced in our news release providing interim operational update.

2014 Guidance
	Diamondback excluding Minerals	Minerals	Diamondback Energy Inc

Total Net Production – MBoe/d	13.5 – 15.0	2.5 – 3.0	16.0 – 18.0

Unit costs ($/boe)
Lease operating expenses (a)	$7.00 - $8.00	$0.00	$6.00 - $7.00
G&A	$2.50 - $3.50	$0.00	$2.00 - $3.00
DD&A	$22.00-$24.00	$26.00-$28.00	$23.00 - $25.00

Production and Ad Valorem Taxes (% of Revenue) (b)	7.0%	7.5%	7.1%

$ - million
Gross Horizontal Well Costs (c)	$6.9 - $7.4	n/a	$6.9 - $7.4
Horizontal Wells Drilled (net)	65-75 (52 – 60)	n/a	65-75 (52 – 60)
Gross Vertical Well Costs	$2.0 - $2.2	n/a	$2.0 - $2.2
Gross Vertical Wells Drilled (net)	20-25 (16 – 20)	n/a	20-25 (16 – 20)
Capital Expenditures	$425 - $475	n/a	$425 - $475
Interest Expense (net of interest income)	n/a	n/a	$36.0 - $38.0

a - Prior 2013 guidance included ad valorem taxes in lease operating expense. The Company has reclassified these taxes and these taxes will now be reported in production and ad valorem taxes. Corporate overhead, previously reported as indirect LOE, is now included as part of lease operating expenses. 2013 guidance has been adjusted to reflect this reclassification.

b - Includes production taxes of 4.6% for crude oil and 7.5% for natural gas and NGLs and ad valorem taxes. Previous 2013 guidance excluded estimated ad valorem taxes of $1.50/boe of lease operating expense.

c -Assumes a 7,500’ average lateral length.

CONFERENCE CALL
Diamondback will host a conference call and webcast for investors and analysts to discuss its results for the quarter on Thursday, May 8, 2014 at 10:00 a.m. CT. Participants should call (877) 440-7573 (United States/Canada) or (253) 237-1144 (International) and utilize the confirmation code 41749449. A telephonic replay will be available for anyone unable to participate in the live call. To access the replay, call (855) 859-2056 (United States/Canada) or (404) 537-3406 (International) and enter confirmation code 41749449. The recording will be available from 1:00 p.m. CT on Thursday, May 8, 2014 through Tuesday, May 13, 2014 at 10:59 p.m. CT. A live broadcast of the earnings conference call will also be available via the internet at www.diamondbackenergy.com under the “Investor Relations” section of the site. The webcast will be archived on the site.

About Diamondback Energy, Inc.

Diamondback is an independent oil and natural gas Company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas. Diamondback’s activities are primarily focused on the Wolfcamp, Clearfork, Spraberry, Cline, Strawn and Atoka formations.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that Diamondback assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future including those relating to Viper, are forward-looking statements. The forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of Diamondback. Information concerning these risks and other factors can be found in Diamondback’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the Securities and Exchange Commission’s web site at http://www.sec.gov. Diamondback undertakes no obligation to update or revise any forward-looking statement.

Diamondback Energy, Inc.
Consolidated Statements of Operations
(unaudited, in thousands, except share amounts and per share data)

	Three Months Ended March 31,
	2014	2013
Revenues:
Oil and natural gas revenues	$98,004	$28,909
Operating Expenses:
Lease operating expense	7,915	4,908
Production and ad valorem taxes	5,842	1,954
Gathering and transportation expense	582	133
Depreciation, depletion and amortization	30,973	10,738
General and administrative	4,557	2,471
Asset retirement obligation accretion expense	72	43
Total expenses	49,941	20,247
Income from operations	48,063	8,662
Other income	30	389
Interest expense	(6,505)	(485)
Non-cash gain (loss) on derivative instruments	(3,342)	1,535
Loss on derivative instruments, net	(1,056)	(1,543)
Total other income (expense)	(10,873)	(104)
Net income before income tax	37,190	8,558
Income tax provision	13,601	3,162
Net income	$23,589	$5,396

Basic earnings per common share	$0.49	$0.15

Diluted earnings per common share	$0.48	$0.15

Weighted average number of basic shares outstanding	48,446,609	37,059,071

Weighted average number of basic shares outstanding	48,866,719	37,205,690

	Diamondback Energy, Inc.
	Selected Operating Data
	(unaudited, in thousands)

		Three Months Ended March 31,
		2014	2013
	Production Data:
	Oil (MBbl)	960	301
	Natural gas (MMcf)	708	351
	Natural gas liquids (MBbls)	142	71
	Oil Equivalents (1)(2) (MBOE)	1,220	431
	Average daily production(2) (BOE/d)	13,552	4,788
	% Oil	79%	70%

	Average sales prices:
	Oil, realized ($/Bbl)	$93.53	$83.89
	Natural gas realized ($/Mcf)	4.71	3.28
	Natural gas liquids ($/Bbl)	34.58	35.12
	Average price realized ($/BOE)	80.35	67.09
	Oil, hedged(3) ($/Bbl)	92.43	78.76
	Average price, hedged(3) ($/BOE)	79.48	63.51

	Average costs per BOE:
	Lease operating expenses	$6.49	$11.39
	Production and ad valorem taxes	4.79	4.53
	Gathering and transportation expense	0.48	0.31
	Interest expense	5.33	1.13
	General and administrative(4)	3.74	5.73
	Depreciation, depletion, and amortization	25.39	24.92
	Total	$46.22	$48.01

(1)	Bbl equivalents are calculated using a conversion rate of six Mcf per one Bbl.
(2)	The volumes presented are based on actual results and are not calculated using the rounded numbers in the table above.
(3)
Hedged prices reflect the after effect of our commodity derivative transactions on our average sales prices. Our calculation of such after effects include realized gains and losses on cash settlements for commodity derivatives, which we do not designate for hedge accounting.

(4)
General and administrative includes non-cash stock based compensation, net of capitalized amounts, of $2,190 and $458 for the three months ended March 31, 2014 and 2013, respectively. Excluding stock based compensation from the above metric would have resulted in general and administrative cost per BOE of $1.94 and $4.67 for the three months ended March 31, 2014 and 2013, respectively.

Non-GAAP Financial Measures
Adjusted net income is a non-GAAP financial measure equal to net income plus non-cash (gain) loss on derivative instruments and related income tax adjustments. EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines EBITDA as net income (loss) plus non-cash (gain) loss on derivative instruments, net, loss on settlement of derivative instruments, net, interest expense, depreciation, depletion and amortization, non-cash equity-based compensation expense, capitalized equity-based compensation expense, asset retirement obligation accretion expense and deferred income tax provision. EBITDA is not a measure of net income (loss) as determined by United States’ generally accepted accounting principles, or GAAP. Management believes EBITDA is useful because it allows it to more effectively evaluate the Company’s operating performance and compare the results of its operations from period to period without regard to its financing methods or capital structure. The Company excludes the items listed above from net income (loss) in arriving at EBITDA because these amounts can vary substantially from company to company within its industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. EBITDA should not be considered as an alternative to, or more meaningful than, net income (loss) as determined in accordance with GAAP or as an indicator of the Company’s operating performance or liquidity. Certain items excluded from EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of EBITDA. The Company’s computations of EBITDA and adjusted net income may not be comparable to other similarly titled measures of other companies or to such measure in our credit facility or any of our other contracts.
The following tables present a reconciliation of the non-GAAP financial measure of EBITDA to the GAAP financial measure of net income.

Diamondback Energy, Inc.
Reconciliation of EBITDA to Net Income
(unaudited, in thousands)
	Three Months Ended March 31,
	2014	2013
Net income	$23,589	$5,396
Non-cash (gain) loss on derivative instruments, net	3,342	(1,535)
Loss on derivative instruments, net	1,056	1,543
Interest expense	6,505	485
Depreciation, depletion and amortization	30,973	10,738
Non-cash stock-based compensation expense	3,256	655
Capitalized stock-based compensation expense	(1,066)	(197)
Asset retirement obligation accretion expense	72	43
Deferred income tax provision	13,601	3,162
EBITDA	$81,328	$20,290

Diamondback Energy, Inc.
Adjusted Net Income
(unaudited, in thousands, except share amounts and per share data)

Adjusted net income is a performance measure used by management to evaluate performance, prior to non-cash (gains) losses on derivatives.

The following table presents a reconciliation of adjusted net income to net income:

	Three Months Ended March 31,
	2014	2013
Net income	$23,589	$5,396
Plus:
Non-cash (gain) loss on derivative instruments	3,342	(1,535)
Income tax adjustment for above items	(1,222)	567
Adjusted net income	$25,709	$4,428

Adjusted net income per common share:
Basic	$0.53	$0.12
Diluted	$0.53	$0.12
Weighted average common shares outstanding:
Basic	48,446,609	37,059,071
Diluted	48,866,719	37,205,690

Diamondback Energy, Inc.
Reconciliation of Discretionary Cash Flow to Net Cash Flow from Operating Activities
(unaudited, in thousands)

“Discretionary cash flow” is used by the investment community as a financial indicator of an oil and gas company’s ability to generate cash to internally fund exploration and development activities and to service debt. Discretionary cash flow is also useful because it is widely used by professional research analysts in valuing, comparing, rating, and providing investment recommendations of companies in the oil and gas exploration and production industry. In turn, many investors use this published research in making investment decisions. Discretionary cash flow should not be considered an alternative to net cash provided by operating activities or net income, as defined by GAAP. Diamondback’s definition of discretionary cash flow may not be comparable to other similarly titled measures of other companies because all companies may not calculate discretionary cash flow in the same manner. The following table presents reconciliation of discretionary cash flow to net cash provided by operating activities.

	Three Months Ended March 31,
	2014	2013
Net Income	$23,589	$5,396

Depreciation, depletion and amortization	30,973	10,738
Deferred income tax provision	13,601	3,162
Accretion expense	72	43
Non-cash stock based compensation	2,190	655
Non-cash (gain) loss on derivatives	3,342	(1,535)
Non-cash interest expense	5,728	344
Other non-cash operating items	447	144
Discretionary cash flow	79,942	18,947

Changes in working capital accounts	(8,475)	(2,092)

Net cash provided by operating activities	$71,467	$16,855

Diamondback Energy, Inc.
Derivatives Information
(unaudited)

The table below provides data regarding the details of Diamondback's current price swap contracts through 2015.
	Average Bbls	Average
Oil Swaps	Per Day	Price per Bbl
2014
Second Quarter-Brent	330	$109.70
Second Quarter-LLS	6,341	$99.32
Third Quarter-LLS	7,000	$98.64
Fourth Quarter-LLS	7,000	$98.64
2014 Average	6,891	$99.02
2015
First Quarter-LLS	3,344	$99.68
Second Quarter-LLS	330	$100.00
2015 Average	907	$99.71